Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Chanson International Holding

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Equity	Class A ordinary shares, par value $0.001125 per share(2)	Rule 457(a)	3,450,000	$6.00	$20,700,000	0.0000927	$1,918.89
Fees to Be Paid	Equity	Underwriter’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Equity	Class A ordinary shares underlying the underwriter’s warrants	Rule 457(a)	120,000	$7.50	$900,000	0.0000927	$83.43
	Total Offering Amounts					$21,600,000		$2,002.32
	Total Fees Previously Paid							$2,356.56
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriter pursuant to its option to purchase additional Class A ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)

The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 4% of the Class A ordinary shares sold in the offering, excluding any Class A ordinary shares issued upon exercise of the underwriter’s over-allotment option. The exercise price of the underwriter’s warrants is equal to 125% of the offering price of the Class A ordinary shares offered hereby. The underwriter’s warrants are exercisable at any time, and from time to time, in whole or in part, within five years after the date of commencement of sales of the offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A ordinary shares underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.